Exhibit 10.3

July 30, 2019

Dr. Mehdi Gasmi

Dear Mehdi:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Adverum Biotechnologies, Inc. (the “Company”), is offering to you to aid in your employment transition.

1.Resignation.  You and the Company acknowledge that you have resigned from your employment with the Company and the Company hereby accepts such resignation, effective as of September 16, 2019 (the “Separation Date”), which shall be your employment termination date.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

2.Separation Benefits.  If you timely sign this Agreement, allow the releases set forth herein to become effective, and remain in compliance with all obligations contained in this Agreement, then the Company will provide you with the following severance benefits, which you acknowledge and agree supersede and extinguish all severance rights that you have under the Change in Control and Severance Agreement between you and the Company:

(a)Severance Pay.  The Company will pay you the equivalent of nine (9) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Severance Pay”).  Your Severance Pay will be paid over a nine (9) month period on the Company’s standard payroll schedule.  The Severance Pay will commence within thirty (30) days following the earlier of (i) the termination of the Consulting Agreement referenced in Section 2 (c), or (ii) the reduction of the consulting services rendered pursuant to the terms of the Consulting Agreement to eight (8) hours or fewer per week (measured on a rolling monthly basis) (the “First Payroll Date”).

(b)Accelerated Vesting.  The Company will accelerate the vesting of the PSUs granted to you in June 2018 such that 100% of such shares become vested, effective as of the First Payroll Date.

(c)Consulting Agreement.  Effective as of the Separation Date, the Company and CLINVECSOLUTIONS, LLC, a limited liability company of which you are the managing member, shall enter into the Consulting Agreement attached hereto as Exhibit A.

(d)Board Appointment.  Effective as of the Separation Date, the Company shall cause the Board of Directors (the “Board”) to appoint you as a Class III member of the Board.  Should you be elected to a position on the Board, you and the Company acknowledge that: (i) you

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will receive the typical compensation provided to non-employee Board members (provided you are not an employee at the time), except that you will not be eligible for the standard initial equity grant made to new directors; (ii) you will not be entitled to serve on any Board committees; and (iii) you are not guaranteed to be reelected to the Board at the end of each term, nor are you guaranteed to be nominated by the Board for reelection.

(e)Prorated Bonus.  The Company will permit you to remain eligible for a 2019 bonus, prorated to the Separation Date, to be awarded subject to the standard terms and conditions (except with respect to the requirement that you remain employed through the calendar year in order to be eligible for a bonus), and paid at the same time as when bonuses are paid to the executive team.

3.Equity Awards.  Except as otherwise provided herein, your outstanding time-based stock options and restricted stock units will continue to vest during the period you serve as a Board member, will cease vesting in the event you resign from the Board, and will continue to be governed by the terms of your option agreements with the Company and the applicable equity plan.  If you are not nominated for re-election to the Board at the 2020 annual meeting for any reason, then as of the date of the 2020 annual meeting, provided your equity interests are still vesting at the time and vesting has not ceased pursuant to the terms of the following sentence, then all of your then-unvested time-based equity will be subject to acceleration as of the First Payroll Date (or the date of the 2020 annual meeting if later).  Notwithstanding anything to the contrary set forth herein, if the Consulting Agreement is terminated by Consultant (as that term is defined in the Consulting Agreement) for any reason within the first six (6) months of the term of the Consulting Agreement, or if the Company terminates the Consulting Agreement for Cause (as defined therein) within the first six (6) months of the term of the Consulting Agreement, then the vesting of your outstanding time-based stock options and restricted stock units will immediately cease (regardless of whether you remain on the Board), any unvested outstanding time-based stock options and restricted stock units will terminate, and you will not be eligible for any accelerated vesting in the event you are not nominated for re-election to the Board at the 2020 annual meeting .

4.Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

5.Expense Reimbursements. You agree that, within ten days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

6.Return of Company Property.  By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof, in whole or in part) and other Company property in your possession or control, including, but not

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limited to: (a) all Company files, computer files and any and all other computer-recorded and electronically-recorded information; (b) all notes, correspondence, email, memoranda, notebooks (including laboratory notebooks), drawings, sketches, blueprints, flow charts, records, reports, studies, analyses, plans, forecasts, compilations of data, agreements, proposals, joint ventures, financial and operational information, legal files and information, information regarding suppliers, research and development information, sales and marketing information and contact lists, personnel information, contact directories or information, and specifications, code, software, databases, computer related information (including but not limited to computer files and email); (c) all tangible property and equipment (including, but not limited to, devices, cellular telephones, facsimile machines, mobile telephones, servers, product samples, sales stock, computer equipment of any kind, and related materials), credit cards, entry cards, identification badges, and keys; and (d) any materials of any kind that contain or embody any proprietary or confidential information of the Company and its affiliated entities (and all reproductions thereof in whole or in part); provided, however, that you are entitled to retain possession of any Company property required for you to perform services pursuant to the terms of the Consulting Agreement (including your Company laptop) or to perform Board services.

7.Nondisparagement.  You agree not to disparage the Company and its officers, directors, employees, stockholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees (through its officers and directors) not to disparage you in any manner likely to be harmful to your personal or professional reputations; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.  In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

8.No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.  In addition, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

9.Proprietary Information Obligations.  You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Assignment Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company.  A copy of that agreement is attached hereto as Exhibit B.

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10.No Admissions.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11.Release of Claims.

(a)General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities,  and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for such waiver is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have 21 days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven days following the date you sign this Agreement to revoke your acceptance (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement.

(d)Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims that may be unknown to you at present, you

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acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights that are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with any governmental agency, communicate with any government agency, or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

12.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

13.Section 409A.  The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid taxation under Section 409A.   Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. With respect to reimbursements or in-kind benefits provided to you hereunder that are not exempt from Section 409A, the following rules shall apply: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (b) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

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14.Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego County, California, conducted by JAMS under the applicable JAMS employment rules.  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall:  (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15.Miscellaneous.  This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.  You have 21 days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

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We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Leone Patterson
Leone Patterson
Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Mehdi Gasmi
Dr. Mehdi Gasmi

31 JUL 2019
Date

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Exhibit A

Consulting Agreement

Effective Date: September 16, 2019

This Consulting Agreement (the “Agreement”) is made as of the Effective Date set forth above by and between Adverum Biotechnologies, Inc. (“Client”), and CLINVECSOLUTIONS, LLC (“Consultant”).

1.Engagement of Services.  Consultant shall perform the services (the “Services”) described in the Project Assignment attached to this Agreement as Exhibit 1 (the “Project Assignment”).  Except as otherwise provided in the Project Assignment, Consultant will be free of control and direction from the Client (other than general oversight and control over the results of the Services), and will have exclusive control over the manner and means of performing the Services, including the choice of place and time.  Consultant will provide, at Consultant’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services, Client may, in its discretion, make certain of its equipment or facilities available to Consultant at Consultant’s request.  While on the Client’s premises, Consultant agrees to comply with Client’s then-current access rules and procedures, including those related to safety, security and confidentiality.  Consultant agrees and acknowledges that Consultant has no expectation of privacy with respect to Client’s telecommunications, networking or information processing systems (including stored computer files, email messages and voice messages) and that Consultant’s activities, including the sending or receiving of any files or messages, on or using those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time, without notice.

2.Compensation.  Consultant will be compensated as set forth in the Project Assignment.  Consultant will be reimbursed only for expenses that are expressly provided for the Project Assignment or that have been approved in advance in writing by Client, provided Consultant has furnished such documentation for authorized expenses as Client may reasonably request.  Payment of Consultant’s fees and expenses will be in accordance with the Project Assignment.  Upon termination of this Agreement for any reason, Consultant will be paid fees on the basis stated in the Project Assignment for work that has been completed. Unless otherwise provided in the Project Assignment, payment to Consultant of undisputed fees will be due 30 days following Client’s receipt of an invoice that contains accurate records of the work performed that are sufficient to substantiate the invoiced fees.

3.Ownership of Work Product.  Consultant hereby irrevocably assigns to Client all right, title and interest worldwide in and to any deliverables specified in the Project Assignment and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by Consultant (whether alone or jointly with others, including employees or agents of Consultant) for Client during or before the term of this Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (collectively, the “Work Product”). Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Client’s ownership of the Work Product.

1.

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Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, any copyright assignment or patent assignment provided by the Client. Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. At Client’s request, Consultant will promptly record any such patent assignment with the United States Patent and Trademark Office.  Client will reimburse Consultant for any reasonable out-of-pocket expenses actually incurred by Consultant in fulfilling its obligations under this section.  Consultant will deliver each item of Work Product specified in each Project Assignment and disclose promptly in writing to Client all other Work Product.

4.Other Rights.  If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Consultant (and its agents) hereby unconditionally and irrevocably grants to Client an exclusive (even as to Consultant), worldwide, fully paid and royalty-free, irrevocable, perpetual license, with rights to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.  In the event that Consultant has any rights in the Work Product that cannot be assigned or licensed, Consultant (and its agents) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Client or Client’s customers.

5.License to Preexisting IP.  Consultant agrees not to use or incorporate into Work Product any intellectual property developed by any third party or by Consultant other than in the course of performing services for Client (“Preexisting IP”) unless the Preexisting IP has been specifically identified and described in the applicable Project Assignment. In the event Consultant uses or incorporates Preexisting IP into Work Product, Consultant hereby grants to Client a non-exclusive, worldwide, fully-paid and royalty-free, irrevocable, perpetual license, with the right to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display in any medium or format, whether now known or later developed, such Preexisting IP incorporated or used in Work Product.

6.Representations and Warranties.  Consultant represents and warrants that: (a) the Services will be performed in a professional manner and in accordance with the industry standards and the Work Product will comply with the requirements set forth in the Project Assignment, (b) the Work Product will be an original work of Consultant, (c) Consultant has the right and unrestricted ability to assign the ownership of Work Product to Client as set forth in Section 3 (including without limitation the right to assign the ownership of any Work Product created by Consultant’s employees or contractors), (d) neither the Work Product nor any element thereof will infringe upon or misappropriate any copyright, patent, trademark, trade secret, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law, (e) Consultant has an unqualified right to grant to Client the license to Preexisting IP set forth in Section 5, (f) none of the Work Product incorporates any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Client, except as expressly agreed by the

2.

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Client in writing, and (g) Consultant will comply with all applicable federal, state, local and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions.  Consultant further represents and warrants that Consultant is self-employed in an independently established trade, occupation, or business; maintains and operates a business that is separate and independent from Client’s business; holds himself or herself out to the public as independently competent and available to provide applicable services similar to the Services; has obtained and/or expects to obtain clients or customers other than Client for whom Consultant performs services; and will perform work for Client that Consultant understands is outside the usual course of Client’s business.  Consultant agrees to indemnify and hold Client harmless from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 6.

7.Independent Contractor Relationship.  Consultant’s relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between Client and any of Consultant’s employees or agents.  Consultant is not authorized to make any representation, contract or commitment on behalf of Client.  Consultant (if Consultant is an individual) and Consultant’s employees will not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits.  Because Consultant is an independent contractor, Client will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement.  Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement.  No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes.  Client will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.  If, notwithstanding the foregoing, Consultant is reclassified as an employee of Client, or any affiliate of Client, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by Client.

8.Confidential Information.  During the term of this Agreement and thereafter Consultant (i) will not use or permit the use of Client’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, (ii) will hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and (iii) will not disclose such Confidential Information to any third parties except as set forth in this section and in Section 9 below. Consultant will protect Client’s Confidential Information from unauthorized use, access or disclosure in the same manner as Consultant protects its own confidential information of a similar nature, but in no event will it exercise less than reasonable care.

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Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to report possible violations of law or regulation with any federal, state, or local government agency. “Confidential Information” as used in this Agreement means all information disclosed by Client to Consultant, whether during or before the term of this Agreement, that is not generally known in the Client’s trade or industry and will include, without limitation:  (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Client or its subsidiaries or affiliates.  Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business.  Confidential Information does not include information that (x) is or becomes a part of the public domain through no act or omission of Consultant, (y) is disclosed to Consultant by a third party without restrictions on disclosure, or (z) was in Consultant’s lawful possession without obligation of confidentiality prior to the disclosure and was not obtained by Consultant either directly or indirectly from Client.  In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that Consultant will first have given notice to Client and will have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.  All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers.  Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of the Confidential Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.Consultant’s Employees, Consultants and Agents.  Consultant shall have the right to disclose Confidential Information only to those of its employees, consultants, and agents who have a need to know such information for the purpose of performing Services and who have entered into a binding written agreement that is expressly for the benefit of Client and protects Client’s rights and interests in and to the Confidential Information to at least the same degree as this Agreement. Client reserves the right to refuse or limit Consultant’s use of any employee, consultant or agent or to require Consultant to remove any employee, consultant or agent already engaged in the performance of the Services.  Client’s exercise of such right will in no way limit Consultant’s obligations under this Agreement.

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10.Term and Termination.

10.1Term.  The term of this Agreement (“Term”) is for six (6) months from the Effective Date set forth above, ending as of March 16, 2020, subject to earlier termination as set forth in Section 10.2.

10.2Termination.  Consultant may terminate this Agreement at any time upon written notice to Client.  Client may terminate this Agreement only for Cause, upon written notice to Consultant.  For purposes of this Agreement, Cause shall be defined as follows:  (a) acceptance by Consultant (or its managing member, Mehdi Gasmi (“Gasmi”)) of competitive employment, consulting, or board membership, as determined by Client in its discretion; (b) Gasmi’s material violation of his fiduciary duties as a Board member or his proprietary information agreement; or (c) Consultant’s material failure to perform the Services.

10.3The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 4 (“Other Rights”), 5 (“License to Preexisting IP”), 6 (“Representations and Warranties”),  8 (“Confidential Information”) and 12 (“Arbitration of All Disputes”) will survive any termination or expiration of this Agreement.

11.No Conflicts; Competition.  During the Term, Consultant and Gasmi will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with their obligations under this Agreement, including Consultant’s ability to perform the Services.  Consultant represents and warrants that Consultant is not subject to any contract or duty that would be breached by Consultant’s entering into or performing Consultant’s obligations under this Agreement or that is otherwise inconsistent with this Agreement.  Consultant and Gasmi further agree to refrain from any work (whether as an employee, consultant, advisor or owner) for any entity that is engaged in competition with Client, and Consultant further agrees that it shall terminate this Agreement immediately upon Gasmi accepting any employment, consulting or advisory relationship with any competitor of Client.  Consultant further agrees during the Term to notify Client in advance before Gasmi accepts any employment or consulting relationship with any third party so that Client may assess, in its sole discretion, whether such entity is competitive with Client.

12.Arbitration of All Disputes. To ensure the rapid and economical resolution of disputes that may arise between Consultant and Client, both Consultant and Client mutually agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the relationship between Client and Consultant, or the termination of that relationship, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor in San Diego County, California, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/. By agreeing to this arbitration procedure, both Consultant and Client waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  In addition, all claims, disputes, or causes of action under this section, whether by Consultant or Client, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in

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any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration (collectively, the “Excluded Claims”).  In the event Consultant or Client intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.  Consultant and Client both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator.  Likewise, procedural questions that grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Consultant and Client would be entitled to seek in a court of law.  The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions that grow out of such disputes, claims or causes of action and bear on their final disposition.  Client shall pay all JAMS arbitration fees in excess of the administrative fees that Consultant would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either Consultant or Client from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13.Successors and Assigns.  Consultant may not subcontract or otherwise delegate or assign this Agreement or any of its obligations under this Agreement without Client’s prior written consent.  Any attempted assignment in violation of the foregoing will be null and void. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s assignees.

14.Notices.  Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice will be sent to the addresses set forth below or such other address as either party may specify in writing.

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15.Governing Law.  This Agreement will be governed in all respects by the laws of the United States of America and by the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.

16.Severability.  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

17.Waiver.  The waiver by Client of a breach of any provision of this Agreement by Consultant will not operate or be construed as a waiver of any other or subsequent breach by Consultant.

18.Injunctive Relief for Breach.  Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

19.Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.  The terms of this Agreement will govern all services undertaken by Consultant for Client; provided, however, that in the event of any conflict between the terms of this Agreement and any Project Assignment, the terms of the applicable Project Assignment will control, provided that the Project Assignment specifically calls out the applicable Section number of this Agreement to be superseded and has been signed by an authorized officer of Client.  This Agreement may only be changed or amended by mutual agreement of authorized representatives of the parties in writing.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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The parties have executed this Agreement as of the Effective Date.

CLIENT:

Adverum Biotechnologies, Inc.

By:	/s/ Leone Patterson

	Name:	Leone Patterson
	Title:	CEO

Email:	lpatterson@adverum.com

Address:

CLINVECSOLUTIONS, LLC /s/ Mehdi Gasmi
By: Mehdi Gasmi, Managing Member

Email

Address:

For copyright registration purposes only, Consultant must provide the following information for Gasmi:

Date of Birth:____________________________

Nationality or domicile:

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EXHIBIT 1

Project Assignment #1 Under Consulting Agreement

Dated: September 16, 2019

Project:

Consultant will provide Client with consulting services in any area of Consultant’s expertise, as requested by Client’s CEO.  All services shall be performed by Mehdi Gasmi.

Schedule of Work:

Consultant will provide forty (40) hours per month in Services (or more if requested by the Client, not to exceed 60 hours per month).

Fees and Reimbursement:

Cash Fee: $700 per hour

Consultant will be reimbursed for third party expenses (at cost) if approved in writing in advance by Client.  Consultant may be required to travel to Client’s offices from time to time and travel expenses will be reimbursed.

Consultant will invoice Client monthly for services and expenses and will provide such reasonable receipts or other documentation of expenses as Client might request, including copies of time records.  Client will be invoiced on the first day of each month for services rendered and expenses incurred during the previous month.

COBRA Payments:

If Gasmi timely elects continued coverage under COBRA, Client will pay Gasmi’s COBRA premiums to continue Gasmi’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through June 2020; provided, however, that these payments shall cease if Gasmi becomes eligible for health insurance benefits through a subsequent employer.

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The parties have executed this Project Assignment as of the date first written above.

CLIENT:

Adverum Biotechnologies, Inc.

By:	/s/ Leone Patterson

	Name:	Leone Patterson
	Title:	CEO

CONSULTANT: CLINVECSOLUTIONS, LLC

By:	/s/ Mehdi Gasmi

	Name:	Mehdi Gasmi
	Title:	Managing Member

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